Exhibit 23.1

[KPMG LLP LETTERHEAD]

Consent of Independent Accountants

The Board of Directors
Commercial Net Lease Realty, Inc.:

     We consent to the incorporation by reference herein of our reports dated January 10, 2003, except as to the fifth paragraph of Note 20 to the consolidated financial statements, which is as of February 13, 2003, and the third paragraph of Note 1 and Notes 3, 12, 13 and 18 to the consolidated financial statements, which are as of November 25, 2003, relating to the consolidated balance sheets of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedules, which reports appear in the December 31, 2002 annual report on Form 10-K of Commercial Net Lease Realty, Inc., as updated by the current report on Form 8-K which was filed on November 26, 2003, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Orlando, Florida
December 12, 2003